Exhibit 16.1

March 18, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:

Total Nutraceutical Solutions, Inc.

Commission File Number (000-52864)

Commissioners:

We have read Item 4.01 of Form 8-K Amendment No. 1 dated March 18, 2011, of Total Nutraceutical Solutions, Inc. and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits as of December 31, 2009 and 2008 and the related statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2009 and for the transition period from August 1, 2008 through December 31, 2008 and our reviews of interim financial statements.

/s/ Li & Company, PC

Li & Company, PC